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                             CHOATE, HALL & STEWART

                A PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS   EXHIBIT 5.1

                                 EXCHANGE PLACE

                                 53 STATE STREET

                           BOSTON, MASSACHUSETTS 02109


                            TELEPHONE (617) 248-5000

                               FAX (617) 248-4000

                                 TELEX 49615860



                                                     November 21, 1997


Micrion Corporation
One Corporation Way
Peabody, MA  01960-7990

Gentlemen:

     This opinion is delivered to you in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed on November 21, 1997 by Micrion Corporation (the "Company") under the Securities Act of 1933, as amended, for registration under said Act of 500,000 shares of common stock, no par value (the "Common Stock"), of the Company.

     We are familiar with the Company's Restated Articles of Organization, its By-Laws, as amended, and its corporate minute book, as well as the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company under its Amended and Restated 1994 Omnibus Stock Plan, as in effect on the date hereof, when issued against receipt of the agreed purchase price therefor, will be legally issued, fully paid and nonassessable.

     We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to this Firm included therein.

                                                         Very truly yours,



                                                         CHOATE, HALL & STEWART